Exhibit 10.3
August 14, 2026

Mr. David Fisher

RE: Changes to Employment Agreement as President of Harte Hanks, Inc.
Dear David:
We are pleased to offer you the following revisions to your existing Employment Agreement, dated January 27, 2025 (“Employment Agreement”) for your support for the Star Equity Merger, conditional upon, and effective as of, the closing of that transaction in the coming months.
Harte Hanks Bonus
In your position, you were eligible to earn an annual bonus award of up to one-hundred percent (100%) of your annual Base Salary, to the extent earned and in accordance with the terms of the Annual Plan. In lieu of any 2026 annual bonus award, you will receive a closing incentive bonus equal to $200,000 which will be payable upon the transaction closing, subject to you not having voluntarily left employment at Harte Hanks before that date.
Severance
Harte Hanks has provided you with severance in the event your employment is terminated without Cause or for Good Reason. That severance expired in the event you find other employment before the severance is paid in full. The obligation for you to remain unemployed will be waived if you remain employed at Harte Hanks at least through the closing of this transaction.
Except as provided above, the terms of your prior Employment Agreement remains the same, and any capitalized terms have the meaning stated therein.
Yours sincerely,
Harte Hanks, Inc.
/s/ Doug Graham
Doug Graham
Corporate Secretary

Agreed,
/s/ David Fisher
David Fisher